EXHIBIT 10.39

RIGHT OF FIRST REFUSAL AGREEMENT

This RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”), dated as of June 7, 2010, is entered into by and between National Holdings Corporation, a Delaware corporation (the “Company”), and Frank Plimpton, an individual (“Lead Investor”).

WHEREAS, pursuant to a certain Note Purchase Agreement, dated of even date herewith, between the Company and certain investors who are parties thereto (the “NPA”), the Company has agreed to issue up to an aggregate of $2,000,000 principal amount of 5% Convertible Subordinated Promissory Notes of the Company (the “Notes”).  Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the NPA; and

WHEREAS, pursuant to the NPA, the Lead Investor has acquired a Note in the in principal amount of Five Hundred Thousand ($500,000) Dollars;

WHEREAS, pursuant to Section 5.7 of the NPA, Lead Investor has been granted a right of first refusal (the “Right of First Refusal”) with respect to Significant Transactions (as defined in the NPA); and

WHEREAS, the Company and the Lead Investor desire to further memorialize the Right of First Refusal by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Right of First Refusal.

1.1 If the Company determines to consummate a Significant Transaction with any Person other than Lead Investor, the Company shall give written notice (the “Significant Transaction Notice”) of such proposed Significant Transaction to Lead Investor, which Significant Transaction Notice shall (A) set forth the structure of the proposed Significant Transaction, the proposed consideration for such Significant Transaction, the terms of payment of such consideration and all other material terms of such Significant Transaction and (B) be accompanied by a copy of the letter of intent and/or draft definitive agreement, if any, relating to such Significant Transaction.  The Significant Transaction Notice shall constitute a binding offer by the Company to enter into a Significant Transaction with Lead Investor on the terms described in the Significant Transaction Notice, subject to negotiation of acceptable definitive documentation with respect thereto as provided for in Section 1.3 hereof.

1.2 Following his receipt of the Significant Transaction Notice, Lead Investor shall have the right, but not the obligation, exercisable within the five (5) Business Day period immediately following his receipt of the Significant Transaction Notice (the “Acceptance Period”), to accept the Company’s offer set forth in the Significant Transaction Notice by delivering written notice (the “Acceptance Notice”) to the Company by the conclusion of the Acceptance Period.  A failure by Lead Investor to give an Acceptance Notice shall be deemed to constitute a rejection by Lead Investor of the Company’s offer set forth in the Significant Transaction Notice and a waiver of Lead Investor’s right of first refusal with respect to such Significant Transaction (“Deemed Rejection”).

1.3 If Lead Investor timely delivers an Acceptance Notice to the Company, the parties shall use diligent, good faith efforts to negotiate and enter into a binding definitive agreement with respect to such Significant Transaction on the terms set forth in the Significant Transaction Notice and other customary terms for transactions of that nature within the forty-five (45) day period (the “Negotiation Period”) immediately following the Company’s receipt of the Acceptance Notice and to consummate such Significant Transaction as promptly as commercially practicable thereafter; provided, however, that (A) if the Significant Transaction Notice provides for the payment of any non-cash consideration, Lead Investor may elect to pay the consideration in cash equal to the fair market value of the non-cash consideration, and (B) if the Company and the proposed party to the Significant Transaction have already negotiated a definitive agreement with respect to the Significant Transaction, Lead Investor and the Company shall utilize such form of definitive agreement as the form of their definitive agreement.

1.4 If (A) Lead Investor fails to timely deliver an Acceptance Notice to the Company or (B) Lead Investor and the Company are unable to agree on the terms for such Significant Transaction or consummate such Significant Transaction as provided in Section 1.3 above, the Company shall thereafter have the right to enter into a binding agreement with respect to, and consummate, a Significant Transaction with any other person or entity, subject to applicable laws, rules and regulations, provided that (x) the price and other economic and terms and conditions of such Significant Transaction are not less favorable to the Company, and the non-economic terms and conditions are not more favorable to the investors than those set forth in the Significant Transaction Notice, and (y) such Significant Transaction is consummated within 120 days (which period may be extended for a reasonable period of time by the Company, in good faith, if the delay in consummation is to due to regulatory issues beyond the control of the parties, such as FINRA approval) following the end of the Acceptance Period or Negotiation Period, as applicable (the “Consummation Period”).  If such Significant Transaction is not consummated within the Consummation Period, then the Company shall not be permitted to consummate such Significant Transaction without first again complying with the provisions of this Section 1.

1.5 All determinations to be made and actions to be taken by the Company pursuant to this Section 1 shall be made or taken at the direction of the Board of Directors of the Company (the “Board”).  In addition, all obligations of the Company pursuant to this Section 1 shall be subject to the fiduciary duties of the Board, and the Company shall not be required to make any determination or take any action hereunder, or refrain from making any determination or taking any action hereunder, or otherwise comply with the provisions of this Section 1, to the extent that the Board determines in good faith that to do so would constitute a violation of its fiduciary duties under applicable law.

1.6 The Right of First Refusal granted to the Lead Investor shall expire on the earlier of (i) a Deemed Rejection or (ii) March 31, 2011.

2. Miscellaneous

2.1 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

2.2 Remedies.  Lead Investor shall have all rights and remedies applicable to him which are set forth in this Agreement and all rights and remedies which such party has been granted at any time under any other agreement or contract and all of the rights which such holders have under any law, including, without limitation, the right of specific performance or other equitable remedies.

2.3 Successors and Assigns.  This Agreement, and the rights and obligations of each party hereunder, may not be assigned by Lead Investor.  The Company may not assign its rights under this Agreement, other than in connection with a change of control transaction of the Company.

2.4 Expenses.  Each party hereto shall pay its own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

2.5 Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

2.6 Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof).  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

2.7 Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery or (iii) on the Business Day of delivery of if sent by facsimile transmission (with printed confirmation of receipt), in each case to the intended recipient as set forth below:

(a)           If to the Company, at 120 Broadway, 27th Floor, New York, NY  10271, Attention: Mark Goldwasser, CEO, Fax Number: (212) 417-8159, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy (which shall not constitute notice) to Littman Krooks LLP, 655 Third Avenue, New York, New York 10017, Attention: Mitchell C. Littman, Esq., Fax Number: (212) 490-2990.

(b)           If to Lead Investor, at 450 Lake Avenue, Greenwich, CT 06830, with a copy (which shall not constitute notice) to Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, NY 10017, Attention: Douglas S. Ellenoff, Esq. Fax Number: (212) 370-7889.

(c)           Any party may give any notice, request, consent or other communication under this Agreement using commercially reasonable means (including, without limitation, personal delivery, messenger service, facsimile transmission, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually deemed delivered pursuant to this Section 2.7 and actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

2.8 Complete Agreement.  This Agreement (including any other agreement or instrument contemplated hereby) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

2.9 Amendments and Waivers.  This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Lead Investor.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

2.10 Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

2.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

2.12 Section Headings and References.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.  Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, Lead Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By:  /S/ MARK GOLDWASSER
        Name: Mark Goldwasser
        Title:  Chief Executive Officer

LEAD INVESTOR:

/S/ FRANK PLIMPTON
Frank Plimpton